Exhibit 23.1

KPMG

221 N. Kansas Street

Suite 1300

P.O. Box. 82251

El Paso, TX 79999

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IGIA, Inc.

We consent to the use of our report dated May 13, 2003, with respect to the balance sheets of Tactica International, Inc. as of February 28, 2003 and 2002, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended included herein.

El Paso, Texas

June 17, 2004

KPMG LLP